Exhibit 99.1

XPO Logistics Announces Second Quarter 2017 Results

Reports record quarterly revenue, net income and adjusted EBITDA

Closes $1.43 billion of new business in the first six months, up 62% year-over-year

Raises full year 2017 and 2018 EBITDA guidance

GREENWICH, Conn. — August 2, 2017 — XPO Logistics, Inc. (NYSE: XPO) today announced financial results for the second quarter 2017. Revenue was $3.76 billion for the quarter, compared with $3.68 billion for the same period in 2016. Revenue increased year-over-year by $210.4 million, excluding the second quarter 2016 revenue from the North American truckload unit divested in October 2016. Net income attributable to common shareholders was $47.6 million for the quarter, or earnings of $0.38 per diluted share, compared with net income attributable to common shareholders of $42.6 million, or earnings of $0.35 per diluted share, for the same period in 2016.

Adjusted net income attributable to common shareholders, a non-GAAP financial measure, was $75.0 million, or adjusted earnings of $0.60 per diluted share for the second quarter of 2017. This compares with adjusted net income attributable to common shareholders of $50.4 million, or adjusted earnings of $0.42 per diluted share, for the same period in 2016. The adjusted net income attributable to common shareholders for the second quarter 2017 excludes: $19.9 million, or $12.8 million after-tax, of integration and rebranding costs; $27.2 million, or $17.6 million after-tax, from non-cash unrealized losses on foreign currency contracts; and a loss on the conversion of convertible notes of $0.4 million, or $0.3 million net of tax. Reconciliations of non-GAAP financial measures used in this release are provided in the attached financial tables.

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), a non-GAAP financial measure, improved to $370.8 million for the quarter, excluding $19.9 million of integration and rebranding costs. This compares with $354.9 million of adjusted EBITDA for the same period in 2016, which included the North American truckload unit.

The company generated $216.0 million of cash flow from operations and $98.1 million of free cash flow in the quarter.

Raises Financial Guidance

The company raised its full year targets for adjusted EBITDA to at least $1.365 billion in 2017 and at least $1.6 billion in 2018.

The company reaffirmed its 2017–2018 cumulative free cash flow target of approximately $900 million, including at least $350 million of free cash flow generated in 2017.

CEO Comments

Bradley Jacobs, chairman and chief executive officer of XPO Logistics, said, “Our strong start to the year accelerated in the second quarter, with record results for revenue, net income and adjusted EBITDA. The most notable growth came in last mile and contract logistics — two fast-growing parts of the supply chain where we hold leading positions in e-commerce. Importantly, we’re continuing to grow adjusted EBITDA faster than revenue in both transportation and logistics. In North American less-than-truckload, we increased volume while improving the adjusted operating ratio to 84.6%. This is the best quarterly adjusted operating ratio for our LTL business in at least two decades.”

Jacobs continued, “The investments we’re making in sales and technology have already yielded a record $1.43 billion of new business through June, which is 62% higher than last year. Our global pipeline stands at over $3.3 billion, our cost initiatives have substantial runway, and the operating environment is favorable. Given these strong fundamentals, we raised our two-year guidance. Our new targets are for adjusted EBITDA of at least $1.365 billion in 2017 and $1.6 billion in 2018.”

Second Quarter 2017 Results by Segment

•	Transportation: The company’s transportation segment generated revenue of $2.41 billion in the quarter. This compares with $2.42 billion for the same period in 2016, which included $133.4 million of revenue from the North American truckload unit divested on October 27, 2016. Segment revenue was led by increases in truck brokerage and last mile, partially offset by a decrease in global forwarding revenue and unfavorable foreign exchange rates.

Operating income for the transportation segment increased to $160.0 million in the quarter, compared with $153.2 million a year ago. Adjusted EBITDA for the segment was $282.7 million. This compares with $275.7 million a year ago, which included the truckload unit. The increases in operating income and adjusted EBITDA were primarily due to an improvement in adjusted operating ratio in the North American less-than-truckload unit, to 84.6%, partially offset by higher purchased transportation costs in truck brokerage and intermodal.

•	Logistics: The company’s logistics segment generated revenue of $1.40 billion for the quarter, compared with $1.33 billion for the same period in 2016. The year-over-year increase in revenue was primarily due to strong demand for contract logistics in both Europe and North America, partially offset by a decline in managed transportation revenue and unfavorable foreign exchange rates. In Europe, contract logistics growth was led by e-commerce and cold chain contracts in the UK and the Netherlands. In North America, the largest gains came from the e-commerce and industrial sectors.

Operating income for the logistics segment increased to $64.3 million, compared with $51.1 million a year ago. Adjusted EBITDA for the segment improved to $123.0 million, compared with $106.9 million a year ago. The increases in operating income and adjusted EBITDA were primarily due to revenue growth, productivity improvements and SG&A cost reduction.

•	Corporate: Corporate SG&A expense was $39.3 million for the quarter, compared with $34.0 million for the same period in 2016. The increase in corporate expense primarily reflects an increase in share-based compensation expense tied to the increase in the share price of XPO stock.

Six Months 2017 Financial Results

For the six months ended June 30, 2017, the company reported total revenue of $7.3 billion, a 1.0% increase from the same period in 2016. Revenue increased year-over-year by $333.0 million, excluding the six-month 2016 revenue from the North American truckload unit divested in October 2016. Net income attributable to common shareholders was $67.1 million, or $0.54 per diluted share, for the first six months of 2017, compared with $22.0 million, or $0.19 per diluted share, for the same period in 2016.

Adjusted net income attributable to common shareholders, a non-GAAP measure, was $112.6 million, or $0.90 per diluted share for the first six months of 2017, excluding the items detailed below. This compares with adjusted net income attributable to common shareholders of $42.1 million, or $0.35 per diluted share, for the same period in 2016. Adjusted net income for the first six months of 2017 excludes $40.9 million, or $26.1 million after-tax, of one-time integration and rebranding costs; $39.1 million, or $25.0 million after-tax, from non-cash unrealized losses on foreign currency contracts; $9.0 million, or $5.7 million after-tax, of debt extinguishment costs related to the refinancing of an existing term loan; and a loss of $0.4 million, or $0.3 million after-tax, on the conversion of convertible notes.

Adjusted EBITDA for the first six months of 2017, a non-GAAP measure, improved to $660.8 million, compared with $604.2 million for the same period in 2016, which included the North American truckload unit. Adjusted EBITDA for the first six months of 2017 excludes $40.9 million of one-time integration and rebranding costs.

Completion of Common Share Offering

On July 25, 2017, the company completed a public offering of 11,000,000 shares of its common stock at $60.50 per share. Of the 11,000,000 shares, 5,000,000 were sold directly by XPO to the underwriters at closing, and 6,000,000 are subject to forward sale agreements.

Conference Call

The company will hold a conference call on Thursday, August 3, 2017, at 8:30 a.m. Eastern Time. Participants can call toll-free (from U.S./Canada) 1-877-269-7756; international callers dial +1-201-689-7817. A live webcast of the conference will be available on the investor relations area of the company’s website, www.xpo.com/investors. The conference will be archived until September 3, 2017. To access the replay by phone, call US +1-201-612-7415. Use participant passcode 13665089.

About XPO Logistics

XPO Logistics, Inc. (NYSE: XPO) is a top ten global logistics provider of cutting-edge supply chain solutions to the most successful companies in the world. The company operates as a highly integrated network of people, technology and physical assets in 31 countries, with over 90,000 employees and 1,435 locations. XPO uses its network to help more than 50,000 customers manage their goods more efficiently throughout their supply chains. The company has two reporting segments: transportation and logistics, and within these segments, its business is well diversified by geographies, verticals and types of service. XPO’s corporate headquarters is in Greenwich, Conn., USA, and its European headquarters is in Lyon, France. www.xpo.com

Non-GAAP Financial Measures

This document contains certain non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission (“SEC”), including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted EBITDA for the three and six-month periods ended June 30, 2016, and June 30, 2017, on a consolidated basis and for our transportation and logistics segments; free cash flow for the three and six-month periods ended June 30, 2016 and June 30, 2017; adjusted net income attributable to common shareholders and adjusted earnings per share (basic and diluted) (“adjusted EPS”) for the three and six-month periods ended June 30, 2016, and June 30, 2017; net revenue for the three and six-month periods ended June 30, 2016 and June 30, 2017 for our transportation and logistics segments; and adjusted operating income for our North American less-than-truckload business for the three and six-month periods ended June 30, 2016 and June 30, 2017.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments’ core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. In particular, adjusted EBITDA, adjusted net income and adjusted EPS include adjustments for acquisition costs and related integration, transformation and rebranding initiatives as well as other adjustments that management has determined are not reflective of its business segments’ core operating activities. Transaction and integration adjustments are generally incremental costs that result from an acquisition and include transaction costs, restructuring costs, acquisition and integration consulting fees, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems. Rebranding adjustments relate primarily to the rebranding of the XPO Logistics name on our truck fleet and buildings. These adjustments are consistent with how management views our businesses. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO’s and each business segment’s ongoing performance.

Accordingly, we believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We believe that EBITDA and adjusted EBITDA improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables that management has determined are not reflective of normalized operating activities.

We believe that adjusted net income attributable to common shareholders and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains that management has determined are not reflective of our core operating activities. We believe that net revenue improves the comparability of our operating results from period to period by removing the cost of transportation and services, in particular the cost of fuel, incurred in the reporting period as set out in the attached tables. We believe that adjusted operating income for our North American less-than-truckload business improves the comparability of our operating results from period to period by removing the impact of certain transaction, integration and rebranding costs and amortization and depreciation expenses incurred in the reporting period as set out in the attached tables.

Other companies may calculate EBITDA and adjusted EBITDA differently, and therefore our measure may not be comparable to similarly titled measures of other companies. Free cash flow, EBITDA, adjusted EBITDA, adjusted net income attributable to common shareholders, adjusted EPS, net revenue and adjusted operating income for our North American less-than-truckload business are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as an alternative to revenue, net income, operating income for our North American less-than-truckload business, cash flows provided (used) by operating activities and other measures determined in accordance with GAAP. Items excluded from EBITDA and adjusted EBITDA are significant and necessary components of the operations of our business, and, therefore, EBITDA and adjusted EBITDA should only be used as a supplemental measure of our operating performance.

As required by SEC rules, we provide reconciliations of these historical measures to the most directly comparable measure under United States generally accepted accounting principles (“GAAP”), which are set forth in the financial tables attached to this document. With respect to our 2017 and 2018 financial targets of adjusted EBITDA and our 2017 and 2017-2018 cumulative targets for free cash flow, each of which is a non-GAAP measure, a reconciliation of the non-GAAP measure to the corresponding GAAP measure is not available without unreasonable effort due to the variability and complexity of the reconciling items described below that we exclude from the non-GAAP target measure. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP that would be required to produce such a reconciliation.

Forward-looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our financial targets. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC and the following: economic conditions generally; competition and pricing pressures; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our customers’ demands; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our substantial indebtedness; our ability to raise debt and equity capital; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain qualified drivers; litigation, including litigation related to alleged misclassification of independent contractors; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers and efforts by labor organizations to organize our employees; risks associated with our self-insured claims; risks associated with defined benefit plans for our current and former employees; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; our ability to execute our growth strategy through acquisitions; fuel price and fuel surcharge changes; issues related to our intellectual property rights; governmental regulation, including trade compliance laws; and governmental or political actions, including the United Kingdom’s likely exit from the European Union. All forward-looking statements set forth in this document are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this document speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

Investor Contact:

XPO Logistics, Inc.

Tavio Headley, +1-203-930-1602

tavio.headley@xpo.com

Media Contact:

XPO Logistics, Inc.

Erin Kurtz, +1-203-489-1586

erin.kurtz@xpo.com

XPO Logistics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue	$3,760.3	$3,683.3	$7,299.8	$7,229.0
Operating expenses
Cost of transportation and services	1,969.6	1,973.3	3,856.9	3,918.4
Direct operating expense	1,194.2	1,130.2	2,331.9	2,236.4
Sales, general and administrative expense	411.5	409.5	812.4	841.5

Total operating expenses	3,575.3	3,513.0	7,001.2	6,996.3

Operating income	185.0	170.3	298.6	232.7

Other (income) expense	(2.6)	(4.4)	0.7	(5.6)
Foreign currency loss (income)	28.3	(3.4)	38.9	2.1
Debt extinguishment loss	—	—	9.0	—
Interest expense	74.3	94.7	149.9	187.8

Income before income tax provision	85.0	83.4	100.1	48.4
Income tax provision	27.8	33.0	18.0	17.3

Net income	57.2	50.4	82.1	31.1
Net income attributable to noncontrolling interests	(5.3)	(3.8)	(8.9)	(7.0)

Net income attributable to XPO	$51.9	$46.6	$73.2	$24.1

Net income attributable to common shareholders * [1]	$47.6	$42.6	$67.1	$22.0

Basic earnings per share [1]	$0.43	$0.39	$0.60	$0.20
Diluted earnings per share [1]	$0.38	$0.35	$0.54	$0.19

Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	111.8	110.0	111.6	109.8
Diluted weighted-average common shares outstanding	124.7	122.3	124.6	118.9

* Net income attributable to common shareholders includes the following items:
Non-cash allocation of undistributed earnings	$3.6	$3.3	$4.7	$0.6
Preferred dividends	0.7	0.7	1.4	1.5

[1]	The sum of quarterly net income attributable to common shareholders and earnings per share may not equal year-to-date amounts due to differences in the weighted-average number of shares outstanding during the respective periods and the impact of the two-class method of calculating earning per share.

XPO Logistics, Inc.

Condensed Consolidated Balance Sheets

(In millions, except per share data)

	June 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$291.4	$373.4
Accounts receivable, net of allowances of $36.2 and $26.3, respectively	2,481.9	2,313.3
Other current assets	485.0	386.9

Total current assets	3,258.3	3,073.6

Property and equipment, net of $846.6 and $589.9 in accumulated depreciation, respectively	2,542.2	2,537.4
Goodwill	4,466.7	4,325.8
Identifiable intangible assets, net of $469.7 and $377.1 in accumulated amortization, respectively	1,490.7	1,534.7
Deferred tax asset	3.1	2.7
Other long-term assets	170.9	224.2

Total long-term assets	8,673.6	8,624.8

Total assets	$11,931.9	$11,698.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,077.7	$1,056.3
Accrued expenses	1,395.5	1,382.1
Current maturities of long-term debt	117.0	136.5
Other current liabilities	143.5	156.7

Total current liabilities	2,733.7	2,731.6

Long-term debt	4,754.3	4,731.5
Deferred tax liability	547.0	572.4
Employee benefit obligations	227.6	251.4
Other long-term liabilities	419.5	373.9

Total long-term liabilities	5,948.4	5,929.2

Stockholders’ equity:
Convertible perpetual preferred stock, $.001 par value; 10.0 shares authorized; 0.07 of Series A shares issued and outstanding at June 30, 2017 and December 31, 2016	41.2	41.6
Common stock, $.001 par value; 300.0 shares authorized; 112.5 and 111.1 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	0.1	0.1
Additional paid-in capital	3,255.1	3,244.9
Accumulated deficit	(321.7)	(392.9)
Accumulated other comprehensive loss	(94.5)	(193.7)

Total stockholders’ equity before noncontrolling interest	2,880.2	2,700.0

Noncontrolling interests	369.6	337.6

Total equity	3,249.8	3,037.6

Total liabilities and equity	$11,931.9	$11,698.4

XPO Logistics, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In millions)

	Six Months Ended June 30,
	2017	2016
Operating activities
Net income	$82.1	$31.1
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	321.8	323.6
Stock compensation expense	33.5	20.5
Accretion of debt	9.7	8.0
Deferred tax (benefit) expense	(11.0)	2.7
Loss on extinguishment of debt	9.0	—
Unrealized loss (gain) on foreign currency option and forward contracts	40.4	(2.6)
Other	5.5	0.8
Changes in assets and liabilities:
Accounts receivable	(112.5)	5.5
Other assets	(31.7)	(52.8)
Accounts payable	(11.6)	(78.4)
Accrued expenses and other liabilities	(104.2)	9.2

Cash flows provided by operating activities	231.0	267.6

Investing activities
Payment for purchases of property and equipment	(262.0)	(224.0)
Proceeds from sale of assets	42.2	35.6
Other	—	8.3

Cash flows used by investing activities	(219.8)	(180.1)

Financing activities
Proceeds from borrowings on term loan facility	523.5	—
Repayment of borrowings on term loan facility	(511.4)	—
Proceeds from borrowings on ABL facility	320.0	260.0
Repayment of borrowings on ABL facility	(350.0)	(160.0)
Repayment of long-term debt and capital leases	(60.3)	(90.0)
Payment for debt issuance costs	(8.9)	—
Change in bank overdrafts	3.4	(10.9)
Payment for tax withholdings for restricted shares	(14.2)	—
Dividends paid	(1.7)	(1.5)
Other	1.1	2.2

Cash flows used by financing activities	(98.5)	(0.2)

Effect of exchange rates on cash	5.3	0.7
Net (decrease) increase in cash	(82.0)	88.0
Cash and cash equivalents, beginning of period	373.4	289.8

Cash and cash equivalents, end of period	$291.4	$377.8

Transportation

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2017	2016	$ Variance	Change %	2017	2016	$ Variance	Change %
Revenue	$2,405.2	$2,418.9	$(13.7)	-0.6%	$4,682.4	$4,716.3	$(33.9)	-0.7%
Cost of transportation and services	1,701.7	1,715.9	(14.2)	-0.8%	3,342.9	3,363.0	(20.1)	-0.6%

Net revenue [a]	703.5	703.0	0.5	0.1%	1,339.5	1,353.3	(13.8)	-1.0%

Direct operating expense	293.7	297.8	(4.1)	-1.4%	584.1	610.2	(26.1)	-4.3%
SG&A expense
Salaries & benefits	131.3	142.7	(11.4)	-8.0%	261.5	290.0	(28.5)	-9.8%
Other SG&A expense	46.0	30.6	15.4	50.3%	88.1	67.6	20.5	30.3%
Purchased services	30.7	37.1	(6.4)	-17.3%	62.8	77.0	(14.2)	-18.4%
Depreciation & amortization	41.8	41.6	0.2	0.5%	82.2	79.9	2.3	2.9%

Total SG&A expense	249.8	252.0	(2.2)	-0.9%	494.6	514.5	(19.9)	-3.9%

Operating income	$160.0	$153.2	$6.8	4.4%	$260.8	$228.6	$32.2	14.1%

Total depreciation & amortization	111.4	112.5	(1.1)	-1.0%	217.6	227.1	(9.5)	-4.2%

EBITDA [a]	$271.4	$265.7	$5.7	2.1%	$478.4	$455.7	$22.7	5.0%

Transaction & integration costs	5.8	7.5	(1.7)	-22.7%	10.4	10.3	0.1	1.0%
Rebranding costs	5.5	2.5	3.0	120.0%	16.2	5.9	10.3	174.6%

Adjusted EBITDA [a] *	$282.7	$275.7	$7.0	2.5%	$505.0	$471.9	$33.1	7.0%

[a]	Net revenue is a non-GAAP measure calculated as total revenue less the cost of transportation and services. Net revenue is one of the primary operational and financial measures used by management to evaluate the business. See the “Non-GAAP Financial Measures” section of the Press Release.
*	For purposes of the summary financial table, adjusted EBITDA is reconciled to operating income and excludes gains and losses below operating income in the condensed consolidated statements of operations.

Transportation

Key Data by Service Offering

(Unaudited)

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue by Service Offering
North America
Freight Brokerage	$572.3	$519.1	$1,120.3	$1,031.8
Less-Than-Truckload	946.1	877.5	1,825.3	1,708.0
Last Mile	230.4	200.7	437.4	379.6
Full Truckload	—	133.4	—	262.2

Total North America	1,748.8	1,730.7	3,383.0	3,381.6
Europe
Full Truckload	402.0	427.5	789.0	820.4
Less-Than-Truckload	212.7	220.2	424.8	422.6

Total Europe	614.7	647.7	1,213.8	1,243.0
Global Forwarding	72.5	79.2	144.1	162.0
Eliminations	(30.8)	(38.7)	(58.5)	(70.3)

Total Revenue	$2,405.2	$2,418.9	$4,682.4	$4,716.3

Net Revenue by Service Offering
North America
Freight Brokerage	$83.8	$88.1	$169.7	$179.6
Less-Than-Truckload	395.2	370.9	734.0	695.1
Last Mile	69.6	62.5	131.1	115.9
Full Truckload	—	16.0	—	43.7

Total North America	548.6	537.5	1,034.8	1,034.3
Europe	142.4	151.1	279.9	290.1
Global Forwarding	12.5	14.4	24.8	28.9

Total Net Revenue [a]	$703.5	$703.0	$1,339.5	$1,353.3

Net Revenue % by Service Offering
North America
Freight Brokerage	14.6%	17.0%	15.1%	17.4%
Less-Than-Truckload	41.8%	42.3%	40.2%	40.7%
Last Mile	30.2%	31.1%	30.0%	30.5%
Full Truckload	—	12.0%	—	16.7%

Total North America	31.4%	31.1%	30.6%	30.6%
Europe	23.2%	23.3%	23.1%	23.3%
Global Forwarding	17.2%	18.2%	17.2%	17.8%

Overall Net Revenue %	29.2%	29.1%	28.6%	28.7%

Direct Operating Expense by Service Offering
North America
Freight Brokerage	$22.1	$22.4	$43.6	$46.3
Less-Than-Truckload	168.5	168.0	335.8	351.0
Last Mile	15.1	13.4	30.2	27.3

Total North America	205.7	203.8	409.6	424.6
Europe	84.9	89.3	167.5	176.3
Global Forwarding	3.1	4.7	7.0	9.3

Total Direct Operating Expense	$293.7	$297.8	$584.1	$610.2

[a]	Net revenue is a non-GAAP measure calculated as total revenue less the cost of transportation and services. Net revenue is one of the primary operational and financial measures used by management to evaluate the business. See the “Non-GAAP Financial Measures” section of the Press Release.

Less-Than-Truckload revenue is before intercompany eliminations and includes revenue from the Company’s trailer manufacturing business.

Full Truckload revenue is before intercompany eliminations.

XPO Logistics North American Less-Than-Truckload

Summary Data Table

(Unaudited)

	Three Months Ended June 30,
	2017	2016
Number of Working Days	63.5	64.0
Lbs. per Day (Thousands)	78,646	73,448
% Change in Lbs. per Day**	7.1%	-7.4%
Shipments per Day	56,926	55,166
% Change in Shipments per Day**	3.2%	-6.0%
Avg. Weight per Shipment (in pounds)	1,382	1,331
% Change in Weight per Shipment**	3.8%	-1.5%
Gross Revenue per Shipment	$267.32	$254.91
Gross Revenue per CWT (including fuel surcharges)	$19.35	$19.15
Gross Revenue per CWT (excluding fuel surcharges)	$17.09	$17.15
% Change in Gross Revenue per CWT**
Including fuel surcharges	1.1%	2.6%
Excluding fuel surcharges	-0.3%	5.5%
Average Length of Haul	803.8	805.0
Total Average Load Factor	23,043	22,521
Average Age of Tractor Fleet (Years)	5.42	5.71

**	Compared with the same quarter of the previous year

XPO Logistics North American Less-Than-Truckload

Adjusted Operating Ratio

(Unaudited)

(In millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2017	2016	$ Variance	Change %	2017	2016	$ Variance	Change %
Revenue (excluding fuel surcharge revenue)	$821.2	$772.5	$48.7	6.3%	$1,584.0	$1,510.5	$73.5	4.9%
Fuel surcharge revenue	112.9	94.0	18.9	20.1%	219.3	175.9	43.4	24.7%

Revenue	934.1	866.5	67.6	7.8%	1,803.3	1,686.4	116.9	6.9%
Salaries, wages and employee benefits	428.2	412.0	16.2	3.9%	840.0	823.8	16.2	2.0%
Purchased transportation	109.5	111.3	(1.8)	-1.6%	216.0	221.1	(5.1)	-2.3%
Fuel and fuel-related taxes	55.5	47.2	8.3	17.6%	113.3	89.7	23.6	26.3%
Depreciation and amortization	60.5	49.3	11.2	22.7%	117.3	98.4	18.9	19.2%
Other operating expenses	109.7	95.6	14.1	14.7%	223.9	213.9	10.0	4.7%
Maintenance	26.7	23.8	2.9	12.2%	56.6	46.5	10.1	21.7%
Rents and leases	10.2	10.2	—	0.0%	21.1	20.8	0.3	1.4%
Purchased labor	3.0	1.6	1.4	87.5%	6.1	4.2	1.9	45.2%

Operating income	130.8	115.5	15.3	13.2%	209.0	168.0	41.0	24.4%

Operating ratio	86.0%	86.7%			88.4%	90.0%

Transaction, integration and rebranding costs	5.0	1.5	3.5	233.3%	13.9	3.3	10.6	321.2%
Amortization expense	8.5	8.9	(0.4)	-4.5%	16.9	14.7	2.2	15.0%
Depreciation adjustment from updated purchase price allocation of acquired assets	—	—	—	0.0%	—	(1.8)	1.8	-100.0%

Adjusted operating income	$144.3	$125.9	18.4	14.6%	$239.8	$184.2	55.6	30.2%

Adjusted operating ratio	84.6%	85.5%			86.7%	89.1%

Logistics

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2017	2016	$ Variance	Change %	2017	2016	$ Variance	Change %
Revenue	$1,395.2	$1,332.0	$63.2	4.7%	$2,695.3	$2,592.7	$102.6	4.0%
Cost of transportation and services	307.0	323.2	(16.2)	-5.0%	589.5	633.4	(43.9)	-6.9%

Net revenue [a]	1,088.2	1,008.8	79.4	7.9%	2,105.8	1,959.3	146.5	7.5%

Direct operating expense	892.4	832.8	59.6	7.2%	1,747.0	1,626.6	120.4	7.4%
SG&A expense
Salaries & benefits	63.7	54.6	9.1	16.7%	123.9	123.8	0.1	0.1%
Other SG&A expense	20.8	24.5	(3.7)	-15.1%	37.3	36.7	0.6	1.6%
Purchased services	26.2	23.5	2.7	11.5%	44.7	45.2	(0.5)	-1.1%
Depreciation & amortization	20.8	22.3	(1.5)	-6.7%	41.4	44.0	(2.6)	-5.9%

Total SG&A expense	131.5	124.9	6.6	5.3%	247.3	249.7	(2.4)	-1.0%

Operating income	$64.3	$51.1	$13.2	25.8%	$111.5	$83.0	$28.5	34.3%

Total depreciation & amortization	51.5	48.6	2.9	6.0%	100.2	95.7	4.5	4.7%

EBITDA [a]	$115.8	$99.7	$16.1	16.1%	$211.7	$178.7	$33.0	18.5%

Transaction & integration costs	7.0	7.0	—	0.0%	9.5	15.6	(6.1)	-39.1%
Rebranding costs	0.2	0.2	—	0.0%	0.6	0.4	0.2	50.0%

Adjusted EBITDA [a] *	$123.0	$106.9	$16.1	15.1%	$221.8	$194.7	$27.1	13.9%

[a]	Net revenue is a non-GAAP measure calculated as total revenue less the cost of transportation and services. Net revenue is one of the primary operational and financial measures used by management to evaluate the business. See the “Non-GAAP Financial Measures” section of the Press Release.
*	For purposes of the summary financial table, adjusted EBITDA is reconciled to operating income and excludes gains and losses below operating income in the condensed consolidated statements of operations.

Logistics

Key Data by Service Offering

(Unaudited)

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue by Service Offering
North America	$658.1	$633.3	$1,284.9	$1,252.1
Europe	737.1	698.7	1,410.4	1,340.6

Total Revenue	$1,395.2	$1,332.0	$2,695.3	$2,592.7

Net Revenue by Service Offering
North America	$539.3	$484.6	$1,051.1	$954.9
Europe	548.9	524.2	1,054.7	1,004.4

Total Net Revenue [a]	$1,088.2	$1,008.8	$2,105.8	$1,959.3

Direct Operating Expense by Service Offering
North America	$461.0	$406.0	$901.7	$806.0
Europe	431.4	426.8	845.3	820.6

Total Direct Operating Expense	$892.4	$832.8	$1,747.0	$1,626.6

Gross Margin by Service Offering
North America	$78.3	$78.6	$149.4	$148.9
Europe	117.5	97.4	209.4	183.8

Total Gross Margin	$195.8	$176.0	$358.8	$332.7

Gross Margin % by Service Offering
North America	11.9%	12.4%	11.6%	11.9%
Europe	15.9%	13.9%	14.8%	13.7%

Total Gross Margin %	14.0%	13.2%	13.3%	12.8%

[a]	Net revenue is a non-GAAP measure calculated as total revenue less the cost of transportation and services. Net revenue is one of the primary operational and financial measures used by management to evaluate the business. See the “Non-GAAP Financial Measures” section of the Press Release.

XPO Corporate

Summary of Sales, General & Administrative Expense

(Unaudited)

(In millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2017	2016	$ Variance	Change %	2017	2016	$ Variance	Change %
SG&A expense
Salaries & benefits	$19.4	$15.9	$3.5	22.0%	$35.4	$32.0	$3.4	10.6%
Other SG&A expense	6.4	3.8	2.6	68.4%	6.9	13.7	(6.8)	-49.6%
Purchased services	12.0	13.9	(1.9)	-13.7%	27.4	32.4	(5.0)	-15.4%
Depreciation & amortization	1.5	0.4	1.1	275.0%	4.0	0.8	3.2	400.0%

Total SG&A expense	$39.3	$34.0	$5.3	15.6%	$73.7	$78.9	$(5.2)	-6.6%

Intersegment Eliminations

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2017	2016	$ Variance	Change %	2017	2016	$ Variance	Change %
Revenue	$(40.1)	$(67.6)	$27.5	-40.7%	$(77.9)	$(80.0)	$2.1	-2.6%
Cost of transportation and services	(39.1)	(65.8)	26.7	-40.6%	(75.5)	(78.0)	2.5	-3.2%

Net revenue [a]	(1.0)	(1.8)	0.8	-44.4%	(2.4)	(2.0)	(0.4)	20.0%

Direct operating expense	8.1	(0.4)	8.5	-2125.0%	0.8	(0.4)	1.2	-300.0%
SG&A expense
Salaries & benefits	(6.2)	(7.1)	0.9	-12.7%	(2.2)	(6.9)	4.7	-68.1%
Other SG&A expense	(1.6)	5.8	(7.4)	-127.6%	(0.6)	5.6	(6.2)	-110.7%
Purchased services	(1.3)	(0.2)	(1.1)	550.0%	(0.4)	(0.3)	(0.1)	33.3%
Depreciation & amortization	—	0.1	(0.1)	-100.0%	—	—	—	0.0%

Total SG&A expense	(9.1)	(1.4)	(7.7)	550.0%	(3.2)	(1.6)	(1.6)	100.0%

Operating income	$—	$—	$—	—	$—	$—	$—	—

Note: Intersegment eliminations represent intercompany activity between the Company’s reportable segments that is eliminated upon consolidation. The difference between operating income component line items in the Condensed Consolidated Statements of Operations and the sum of the respective line items from the Transportation and Logistics Summary Financial Tables and Corporate Summary of Sales, General & Administrative Expense above represents intercompany eliminations between our reportable segments. The table above summarizes the intersegment eliminations by line item.

[a]	Net revenue is a non-GAAP measure calculated as total revenue less the cost of transportation and services. Net revenue is one of the primary operational and financial measures used by management to evaluate the business. See the “Non-GAAP Financial Measures” section of the Press Release.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of Net Income to Adjusted EBITDA

(Unaudited)

(In millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2017	2016	$ Variance	Change %	2017	2016	$ Variance	Change %
Net income attributable to common shareholders[1]	$47.6	$42.6	$5.0	-11.7%	$67.1	$22.0	$45.1	205.0%
Distributed and undistributed net income [1]	(4.3)	(4.0)	(0.3)	7.5%	(6.1)	(2.1)	(4.0)	190.5%
Noncontrolling interests	(5.3)	(3.8)	(1.5)	39.5%	(8.9)	(7.0)	(1.9)	27.1%

Net income	57.2	50.4	6.8	-13.5%	82.1	31.1	51.0	164.0%

Loss on conversion of convertible senior notes	0.4	0.2	0.2	100.0%	0.4	0.2	0.2	100.0%
Loss on debt extinguishment	—	—	—	0.0%	9.0	—	9.0	100.0%
Other interest expense	73.9	94.5	(20.6)	-21.8%	149.5	187.6	(38.1)	-20.3%
Income tax provision	27.8	33.0	(5.2)	-15.8%	18.0	17.3	0.7	4.0%
Depreciation & amortization expense	164.4	161.4	3.0	1.9%	321.8	323.6	(1.8)	-0.6%
Unrealized loss (gain) on foreign currency option and forward contracts	27.2	(6.1)	33.3	-545.9%	39.1	(4.1)	43.2	-1053.7%

EBITDA	$350.9	$333.4	17.5	5.2%	$619.9	$555.7	64.2	11.6%

Transaction & integration costs	14.2	18.6	$(4.4)	-23.7%	23.9	41.8	$(17.9)	-42.8%
Rebranding costs	5.7	2.9	2.8	96.6%	17.0	6.7	10.3	153.7%

Adjusted EBITDA	$370.8	$354.9	15.9	4.5%	$660.8	$604.2	56.6	9.4%

Note: Please refer to the “Non-GAAP Financial Measures” section of the press release. Adjusted EBITDA was prepared assuming 100% ownership of XPO Logistics Europe.

[1]	The sum of quarterly net income attributable to common shareholders and distributed and undistributed net income may not equal year-to-date amounts due to the impact of the two-class method of calculating earnings per share.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of GAAP Net Income and Net Income Per Share to Adjusted Net Income and

Adjusted Net Income Per Share

(Unaudited)

(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
GAAP net income attributable to common shareholders	$47.6	$42.6	$67.1	$22.0
Loss on conversion of convertible senior notes [1]	0.4	0.2	0.4	0.2
Loss on debt extinguishment [1]	—	—	9.0	—
Unrealized loss (gain) on foreign currency option and forward contracts[1]	27.2	(6.1)	39.1	(4.1)
Depreciation & amortization from updated purchase price allocation of acquired assets [1]	—	—	—	(5.8)
Transaction & integration costs [1]	14.2	18.6	23.9	41.8
Rebranding costs [1]	5.7	2.9	17.0	6.7
Income tax associated with the adjustments above [1]	(16.7)	(5.7)	(32.3)	(15.1)
Discrete and other tax-related adjustments [2]	—	—	(5.8)	—
Impact of noncontrolling interests on above adjustments	(0.9)	(1.2)	(1.6)	(1.6)
Allocation of undistributed earnings	(2.5)	(0.9)	(4.2)	(2.0)

Adjusted net income attributable to common shareholders	$75.0	$50.4	$112.6	$42.1

Adjusted basic earnings per share	$0.67	$0.46	$1.01	$0.38
Adjusted diluted earnings per share	$0.60	$0.42	$0.90	$0.35
Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	111.8	110.0	111.6	109.8
Diluted weighted-average common shares outstanding	124.7	122.3	124.6	122.0

[1] This line item reflects the aggregate tax effect of all non-tax related adjustments reflected in the table above. The detail by line item is as follows:

Benefit/(expense)
Loss on conversion of convertible senior notes	$0.1	$0.1	$0.1	$0.1
Loss on debt extinguishment	(0.1)	—	3.3	—
Unrealized loss (gain) on foreign currency option and forward contracts	9.6	(2.0)	14.1	(0.6)
Depreciation & amortization from updated purchase price allocation of acquired assets	—	—	—	(2.2)
Transaction & integration costs	5.1	6.6	8.6	15.4
Rebranding costs	2.0	1.0	6.2	2.4

	$16.7	$5.7	$32.3	$15.1

[2]	Adjustments consist of $2.5 million release of reserves related to uncertain tax positions and $3.3 million release of a valuation allowance related to state tax matters for the six months ended June 30, 2017.

Note: Please refer to the “Non-GAAP Financial Measures” section of the press release.

The Company has evaluated the guidance in accordance with Compliance and Disclosure Interpretations (C&DI) of the U.S. Securities and Exchange Commission table to calculate the non-GAAP Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Share. The table above includes the U.S. GAAP financial statement items that have been reconciled to arrive at Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share. The adjusted performance metrics are based on the GAAP annual effective rate, excluding discrete items. A corresponding noncontrolling interest has been calculated for those reconciling items reported within the acquired Norbert Dentressangle SA legal entities.

XPO Logistics, Inc.

Free Cash Flow

(Unaudited)

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Cash flows provided by operating activities	$216.0	$260.7	$231.0	$267.6
Payment for purchases of property and equipment	(139.6)	(109.3)	(262.0)	(224.0)
Proceeds from sales of assets	21.7	18.1	42.2	35.6

Free Cash Flow	$98.1	$169.5	$11.2	$79.2